As  filed with  the Securities  and Exchange  Commission on  March 23,
   1999.

                                               REGISTRATION NO. 333-71747
   ======================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                 ON FORM S-3
                                     TO
                                  FORM S-4

                           Registration Statement
                                    under
                         The Securities Act of 1933
                          -------------------------
                                 NEWELL CO.
           (Exact name of registrant as specified in its charter)

                        Delaware                   36-3514169
             (State or other jurisdiction of    (I.R.S. employer
             incorporation or organization)     identification no.)

                                Newell Center
                          29 East Stephenson Street
                          Freeport, Illinois 61032
        (Address of principal executive offices, including zip code)

                             Dale L. Matschullat
                       Vice President-General Counsel
                        6833 Stalter Drive, Suite 101
                          Rockford, Illinois 61108
                   (Name and address of agent for service)

                               (815) 381-8110
        (Telephone number, including area code, of agent for service)

                         --------------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
   From time to time after the Registration Statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             CALCULATION OF REGISTRATION FEE

                                                                         Proposed             Proposed
                                                        Amount            maximum              maximum
                 Title of each class of                 to be         offering price          aggregate              Amount of
              securities to be registered             registered      per share (1)      offering price (1)      registration fee
              ---------------------------             ----------      -------------      ------------------      ----------------
       Common Stock, $1.00 par value (including       1,000,000            (1)                   (1)                    (1)
       Common Stock Purchase Rights)


     (1) Registration fee with respect to these shares was previously paid in connection with the filing of Newell Co.'s Registration Statement on Form S-4 (File No. 333-71747) which was declared effective February 4, 1999. See Explanatory Note below.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

   EXPLANATORY NOTE

   Newell Co. hereby amends its Registration Statement on Form S-4 (File No. 333-71747), effective February 4, 1999 by filing this Post-Effective Amendment No. 1 on Form S-3 relating to 1,000,000 shares of common stock, $1.00 par value per share (including associated common stock purchase rights) of Newell issuable under the Rubbermaid Incorporated Amended and Restated 1989 Stock Incentive and Option Plan.

        On March 24, 1999, by virtue of a merger of Rooster Company, a wholly owned subsidiary of Newell, with and into Rubbermaid
   Incorporated, each outstanding share of common stock of Rubbermaid will be converted into .7883 shares of common stock of Newell.

        Pursuant to the merger agreement, Rubbermaid and Newell have taken the necessary actions to cause the common stock of Newell to be issuable under the Option Plan when the merger is effective.
   Accordingly, Rubbermaid's common stock will be no longer issuable under the Option Plan.

        This Registration Statement relates to 1,000,000 shares of common stock of Newell registered on the Form S-4 that will not be issued at the time of the merger and that are issuable under the Option Plan on and after the merger.

                SUBJECT TO COMPLETION - DATED MARCH 23, 1999

   PROSPECTUS

                                 NEWELL CO.



                              1,000,000 Shares
                       Common Stock, $1.00 Par Value

                RUBBERMAID INCORPORATED AMENDED AND RESTATED
                    1989 STOCK INCENTIVE AND OPTION PLAN

        This Prospectus relates to shares of common stock of Newell Co. which may be offered and sold upon the exercise of stock options and stock appreciation rights or the grant of stock awards under the Rubbermaid Incorporated Amended and Restated 1989 Stock Incentive and Option Plan.

        Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "NWL." On March 19, 1999, the closing sale price of the common stock on the New York Stock Exchange was $47.25 per share.

        The mailing address and telephone number of Newell's principal executive offices are: 29 East Stephenson Street, Freeport, Illinois 61032; telephone: (815) 235-4171.

          This Prospectus should be retained for future reference.

                            --------------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            --------------------



               The date of this Prospectus is March  ___, 1999


   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the dates on these documents, and you should not assume that it is accurate as of any other date.



                              TABLE OF CONTENTS
                                                                     PAGE

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . .    6

   NEWELL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

   THE RUBBERMAID INCORPORATED AMENDED AND RESTATED
                 1989 STOCK INCENTIVE AND STOCK OPTION PLAN  . . . .    7

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . .   16

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   16

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .   16

   DESCRIPTION OF COMMON SHARES  . . . . . . . . . . . . . . . . . .   16

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                     WHERE YOU CAN FIND MORE INFORMATION


        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1.   Annual Report on Form 10-K for the year ended December 31, 1998;

   2.   Current Report on Form 8-K filed with the SEC on March 11, 1999;

   3.   The description of our common stock contained in Newell's
        Registration Statement on Form 8-B filed with the Securities and Exchange Commission on June 30, 1987; and

   4. The description of Newell's Rights contained in our Registration Statement on Form 8-A12B dated August 28, 1998.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        Newell Co.
        6833 Stalter Drive
        Suite 101
        Rockford, Illinois  61108
        Tel: 1-800-424-1941
        Attn:     Office of Investor Relations

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                   NEWELL

   Newell is a manufacturer and full-service marketer of staple consumer products sold to high-volume purchasers, including home centers and hardware stores, office superstores and contract stationers, discount stores and warehouse clubs, department and specialty stores, and drug and grocery stores. Newell's basic business strategy is to merchandise a multi-product offering of brand name consumer products, which are concentrated in product categories with relatively steady demand not dependent on changes in fashion, technology or season, and to differentiate itself by emphasizing superior customer service. Newell's multi-product offering consists of staple consumer products in three major product groups: Hardware and Home Furnishings, Office Products, and Housewares.

        Newell believes that its primary competitive strengths are superior customer service, innovative marketing and merchandising programs, a broad multi-product offering, market leadership in virtually all product categories, decentralized manufacturing and marketing, centralized administration, and experienced management. Newell uses industry leading technology which contributes to its consistent on time delivery of products to its customers.

        Newell's principal corporate offices are located at the Newell Center, 29 East Stephenson Street, Freeport, Illinois 61032, and its telephone number at these offices is 1-815-235-4171.

        On March 24, 1999, Rubbermaid Incorporated was merged with Newell. Rubbermaid and its subsidiaries manufacture, market, sell and distribute products for resale in the consumer, commercial, industrial, institutional, specialty, agricultural and contract markets. The items produced and marketed by Rubbermaid are principally in the home, juvenile, infant and commercial products categories, and include such product lines as: housewares, hardware, storage and organizational products, seasonal items, leisure and recreational products, infant furnishings, children's toys and products, commercial and industrial maintenance products, home health care products, sanitary maintenance items, and food service products. Rubbermaid's broad range of products are sold and distributed through its own sales personnel and manufacturers' agents to a variety of retailers and wholesalers, including discount stores and warehouse clubs, toy stores, home centers and hardware stores, supermarkets, catalog showrooms and distributors serving institutional markets.
   Rubbermaid's basic strategy is to market branded, high-quality products that offer high value to customers and consumers. Value is that best combination of quality, service, timeliness, innovation and price as perceived by the user.

              THE RUBBERMAID INCORPORATED AMENDED AND RESTATED
                 1989 STOCK INCENTIVE AND STOCK OPTION PLAN

        The following is a description of the Plan. This description summarizes certain material provisions of the Plan, and is qualified in its entirety by reference to the Plan. Any term used in the description and not otherwise defined will have the meaning set forth in the Plan.

   GENERAL

        The Plan was originally adopted by the Board of Directors (the "Board") and shareholders of Rubbermaid (the "Company") on April 25, 1989. The Plan was most recently amended and restated effective April 22, 1997 pursuant to approval by the Board and shareholders of the Company. The Plan provides for the grant to eligible participants of incentive or non-qualified stock options ("Stock Options") to purchase Common Shares, stock appreciation rights ("SARs"), awards of Common Shares subject to restrictions on transfer ("Restricted Stock") and performance awards ("Performance Awards") Stock Options, SARs, Restricted Stock and Performance Awards are collectively referred to as "Stock Incentives". Each grant of a Stock Incentive will be evidenced by an agreement between the Company and the Plan participant.

        The total number of Common Shares that may be issued in connection with Stock Incentives granted under the Plan in any calendar year is equal to 1% of the total outstanding Common Shares as of the first day of such year. With respect to incentive stock options granted under the Plan, the maximum number of Common Shares that may be issued under the Plan is 5,000,000. The Common Shares issuable under the Plan may be unissued or treasury shares.

        The Plan is not subject to the Employee Retirement Income
   Security Act of 1974, as amended.

   EFFECT OF MERGER OF THE COMPANY INTO NEWELL

        In connection with the merger of the Company into Newell on March 24, 1999, each Stock Incentive outstanding under the Plan at the time of the merger will be converted into the same instrument, but with the right to receive Newell common stock.

        Under this conversion process, therefore, each Stock Option will be converted into an option to purchase the number of shares of Newell common stock equal to .7883 multiplied by the number of shares of Rubbermaid Common Shares which could have been obtained prior to the merger upon the exercise of the Rubbermaid Stock Option. The converted option will have an exercise price per share equal to the exercise price for each Rubbermaid Common Share subject to the converted option divided by .7883.

        Each outstanding SAR, Restricted Stock and Performance Award will be converted into the same instrument of Newell. The awards will be converted, in each case, only with those adjustments to the terms of the awards as are necessary to preserve the value inherent in the awards with no detrimental effects on the holders of the awards.

        After the merger date, the terms of the Plan as described in this Prospectus and each participant's stock incentive agreement will continue to apply in all other respects.

   PURPOSE OF THE PLAN

        The purpose of the Plan is to reward performance and build each participant's equity interest in the stock of the Company by providing long term incentives and rewards to directors and officers and other key employees of the Company and its subsidiaries who contribute to its continuing success by their innovation, ability, industry, loyalty and exceptional service.

   TERM OF THE PLAN

        The Plan, as amended and restated, became effective on April 22, 1997 and will remain in effect until all shares authorized to be issued under the Plan have been exhausted or until the Plan is sooner terminated by the Board. The Plan will continue in effect with respect to any Stock Incentives outstanding at the time of such termination.

   ADMINISTRATION OF THE PLAN

        The Plan is administered by the Compensation and Management Development Committee of the Board (the "Committee") consisting of three or more directors appointed by the Board. Unless the Board determines otherwise, each member of the Committee must be an "outside directors" as defined under Section 16.2(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and a "non-employee" director as defined under Rule 16b-3 of the 1934 Act.

        Subject to the terms of the Plan, the Committee is authorized to interpret and administer the Plan, select participants in the Plan, determine the type and amount of Stock Incentives to be granted to each participant, and determine the terms and conditions of Stock Incentives granted under the Plan. Decisions by the Committee are final, binding and conclusive on the Company, its shareholders and the participants in the Plan.

   PARTICIPANTS

        All directors, officers, and other employees of the Company or its subsidiaries are eligible to participate in the Plan.
   Participation in the Plan is limited to those selected by the Committee.

   TERMS OF STOCK INCENTIVES UNDER THE PLAN

        RESTRICTED STOCK. The Committee may grant Restricted Stock under the Plan to such participants and in such amounts as it determines. Restricted Stock awards shall specify the applicable restrictions on the shares, the duration of any such restrictions and the conditions under which the Restricted Stock may be forfeited to the Company. Notwithstanding the foregoing, the Committee may modify or accelerate the vesting of shares of Restricted Stock. In addition, Restricted Stock will be forfeited to the Company of the participant terminates employment with the Company (for any reason other than death, disability or retirement) prior to the lapse of restrictions on the award.

        Recipients of Restricted Stock become shareholders of the Company with full dividend and voting rights unless the Committee provides otherwise at the time of grant or until such Restricted Stock is forfeited. Certificates evidencing the Restricted Stock will be held by the Company. Upon the expiration of the restricted period and the satisfaction of any other restrictions specified by the Committee at the time of grant, the Company will deliver to the participant stock certificates representing the number of Common Shares on which all restrictions have lapsed.

        The Plan limits the number of shares of Restricted Stock that may be granted to each participant during any calendar year to that number of shares with a value at the time of grant equal to the lesser of 500% of the participant's base salary or $2,000,000.

        A recipient of Restricted Stock cannot pledge, assign or transfer the Restricted Stock prior to the lapse of restrictions on the award during such participant's lifetime. Any such attempted transfer is null and voice and will result in the forfeiture of the Restricted Stock to the Company.

        PERFORMANCE AWARDS. The Committee may grant to participants Performance Awards that may be earned over a specified period of time and that are contingent upon the attainment of performance goals by the Company or its subsidiaries. The Committee has discretion to determine the period of time over which performance is measured and to establish the performance goals. At the time of grant, the Committee shall fix the number of Common Shares that can be earned by a participant by achieving the performance goals. The level of performance goals attained will determine the number of Common Shares earned over the performance period by the participant. With respect to Performance Awards that qualify as "performance based" as defined in Section 162(m) of the Code, the Committee cannot increase the amount of the award upon attainment of the applicable performance goals. The Plan does not preclude the Committee from exercising negative discretion with respect to any Performance Award (i.e., to reduce or eliminate the award payable).

        The Committee establishes performance goals on the basis of one or more of the following factors: return on net assets, return on capital employed, economic value added, level of sales, earnings per share, income before taxes and cumulative effect of accounting changes, net income, return on equity, total shareholder return, market valuation, cash flow and completion of acquisitions.

        The Committee, in its discretion, may elect to make the payment of Performance Awards in Restricted Shares, Common Shares, cash or any combination of the foregoing. The Committee may delay payment of a Performance Award, in whole or in part, until such payment is deductible by the Company based on Section 162(m) of the Code. Recipients of Performance Awards payable in Common Shares or Restricted Shares become shareholders of the Company at the time of grant with full dividend and voting rights except to the extent the Committee provides otherwise.

        In addition to any specific provisions on forfeiture provided for at the time of grant by the Committee, Performance Awards will be forfeited to the Company if the participant terminates employment (other than upon death, disability or retirement) with the Company or any of its subsidiaries prior to completion of the performance period. The Committee may provide for full or partial payment of the Performance Award that would have been payable if the participant had continued employment for the entire performance period as long as the Performance Award qualifies as "performance based" within the meaning of Section 162(m).

        The Plan limits the number of Performance Awards that may be granted during any calendar year to each participant to that number of shares with a value at the time of grant equal to the lesser of 500% of the participant's base salary or $2,000,000.

        A participant cannot pledge, assign or transfer Performance Awards prior to the lapse of restrictions on such awards during such participant's lifetime. Any such attempted transfer is mull and void and will result in the forfeiture of the Performance Award to the Company.

        STOCK OPTIONS. The Committee may grant eligible participants Stock Options that either qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Code or do not so qualify ("Non-qualified Stock Options"). Options may be granted for such lawful consideration as the Committee may determine. Such consideration may consist of money or other property, tangible or intangible, or labor or services received or to be received by the Company.

        The price of each Common Share purchasable under a Stock Option will be not less than the fair market value of a Common Share on the date the Stock Option is granted. In the case of a participant who at the date of grant is an Incentive Stock Option owns more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries (as determined under Section 425(d) of the Code), the exercise price will not be less than 110% of the fair market value of the Common Share on the date the Incentive Stock Option is granted.

        A Stock Option is not exercisable after the tenth anniversary of the date of grant or, the fifth anniversary after the date of grant of an Incentive Stock Option in the case of a participant who at the date of grant owned more than 10% of the total combined voting power of all classes or stock of the Company or its subsidiaries. Stock Options may be exercised during such periods before and after the participant terminates employment or ceases to serve as a director, as the

   Committee may provide. The Committee may, at any time and without additional consideration, accelerate the date on which a Stock Option becomes exercisable.

        Each Stock Option may be exercised during the holder's lifetime, only by the holder or the holder's guardian or legal representatives, and after death only by the holder's beneficiary or, absent a beneficiary, by the estate or by a person who acquired the right to exercise the Stock Option by will or the laws of descent and distribution. Stock Options may become exercisable in full at the time of grant or at such other times and in such installments as the Committee may determine.

        A participant can exercise a Stock Option in whole or in part by providing written notice of exercise on a proper form to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by full payment of the purchase price. The purchase price may be paid in cash, in Common Shares or other property, by the surrender of all or part of the Stock Option being exercised, by the immediate sale through a broker of that number of shares being acquired sufficient to pay the purchase price, or by a combination of these methods, as and to the extent permitted by the Committee.

        The aggregate fair market value of the shares to be purchased in connection with the first exercise of Incentive Stock Options granted to any employee during any calendar year (under all stock option plans of Rubbermaid and its subsidiaries) may not exceed $100,000. The maximum number of Common Shares subject to Stock Options that can be granted to a participate during each calendar year is 500,000.

        Under the Plan, the Committee may permit participants to transfer Stock Options to eligible transferees (as such eligibility is determined by the Committee).

        STOCK APPRECIATION RIGHTS. An SAR may be granted alone or in tandem with options, either at the time the options are granted or at any time thereafter while the options are outstanding. Tandem SARs may supplement the options to which they relate, in which case the holder may exercise the SAR if and when the holder exercises the related option. They may also be alternatives to the options to which they relate, in which case upon exercise of the SAR, the holder must surrender the related option unexercised, or upon exercise of the option, the holder must surrender the related SAR.

        Under the Plan, the Committee may permit participants to transfer SARs to eligible transferees (as such eligibility is determined by the Committee). SARs may be granted for such lawful consideration as the Committee may determine when the SARs are granted. Such consideration may consist of money or other property, tangible or intangible, or labor or services received or to be received by the Company.

        SARs may become exercisable in full at the time of grant or in one or more installments, and at such time or times as determined by the Committee. The Committee may accelerate the date on which an SAR is exercisable. SARs, to the extent they become exercisable, may be exercised at any time until they expire or terminate. No free standing SAR is exercisable after the tenth anniversary of the date of grant, and no tandem SAR is exercisable after the related option ceases to be exercisable. Unless otherwise determined by the Committee, each SAR may be exercised, during the holder's lifetime, only by the holder or the holder's guardian or legal representatives and after death only by the holder's beneficiary or, absent a beneficiary, by the estate or by a person who acquired the right to exercise the SAR by will or the laws of descent and distribution.

        Upon exercise of SARs, the holder will receive cash, Common Shares or a combination of each, as the Committee may determine, equal in value to the difference between the fair market value per Common Share on the date of exercise of the SARs and the exercise price of the SARs, multiplied by the number of shares subject to the SARs or related option. However, the Committee may provide if any holder exercises SARs during the thirty-day period following a Change in Control (as defined in the Plan), the holder will receive the difference between the highest fair market value of the Common Share during such thirty-day period and the exercise price of the SARs, multiplied by the number of shares subject to the SARs or related option. In the case of tandem SARs, the exercise price is the price at which shares may be purchased under the related option. In the case of SARs that are not granted in tandem with an option, the exercise price will be the fair market value of the Common Share on the date the SAR is granted.

        The maximum number of Common Shares subject to SARs that can be granted to a participant during each calendar year is 500,000.

   EFFECT OF CHANGE IN CONTROL

        In the event of a change in control (as such term is defined pursuant to the terms of the Plan), each outstanding Restricted Stock award and Performance Award will become fully vested as of the day before such event occurs. This will result in the lapse of all restrictions on such Restricted Stock awards and Performance Awards, regardless, in the case of Performance Awards, of any unachieved performance goal. Any option or SAR which is outstanding but not yet exercisable at the time of a Change in Control will become exercisable and remain exercisable until it expires or terminates pursuant to its terms and conditions. In addition, the Plan authorizes the Committee to grant options and SARs which become exercisable only in the event of a Change in Control, to provide for SARs to be exercised automatically and only in case of such an event, and to provide for cash to be paid in settlement of any Stock Incentive in such event.

   AMENDMENT AND TERMINATION

        Subject to any applicable shareholder approval requirements of applicable law or the rules of the New York Stock Exchange, the Plan may be amended by the Board, without shareholder approval, provided that no such amendment may increase the number of shares which may be issued under Incentive Stock Options or change the material terms of a performance goal that were previously approved by shareholders unless the Board determines such approval is not necessary to avoid loss of a deduction under Section 162(m), will not avoid such loss of deduction, or is not advisable. In addition, the Board may terminate the Plan at any time. No amendment or termination shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without the written consent of the participant.

        The Committee may amend any outstanding Stock Incentive as it deems appropriate, provided that if the amendment is adverse to the holder, the holder's consent to such amendment is required.

   FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

        The following brief description of the tax consequences of awards under the Plan is based on federal income tax laws currently in effect and does not purport to be a complete description of such federal income tax consequences.

        RESTRICTED STOCK AWARDS AND PERFORMANCE AWARDS

        A participant who has been awarded Restricted Stock or shares pursuant to a Performance Award ("Performance Shares") and does not make an election under Section 83(b) of the Code will not recognize taxable income at the time of the award. At the time any transfer or forfeiture restrictions applicable to the Restricted Stock award or Performance Award lapse, the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor. Any dividends paid to the recipient on the Restricted Stock or Performance Award at or prior to such time will be ordinary compensation income to the recipient and deductible as such by the Company.

        An employee who has been awarded Restriction Stock or Performance Shares and makes an election under Section 83(b) of the Code will recognize ordinary income at the time of the award and the Company will be entitled to a corresponding deduction equal to the fair market value of such stock at such time over the amount paid therefor. Any dividends subsequently paid to the recipient on the Restricted Stock or Performance Award will be dividend income to the recipient and not deductible by the Company. If an election under Section 83(b) has been made, there are no further federal income tax consequences either to the recipient or the Company at the time any transfer or forfeiture restrictions applicable to the Restricted Stock award or Performance Award lapse.

        OPTIONS

        There are no federal income tax consequences either to the optionee or to the Company upon the grant of an Incentive Stock Option or a Non-qualified Stock Option.


        On the exercise of an Incentive Stock Option during employment or within three months thereafter (twelve months in the case of death or disability), the optionee will not recognize any income and the Company will not be entitled to a deduction, although the excess of the fair market value of the shares on the date of exercise over the option price is includible in the optionee's alternative minimum taxable income, which may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of share acquired upon exercise of an Incentive Stock Option within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two year and one year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

        On exercise of a Non-qualified Stock Option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by the Company, and the Company is required to withhold taxes in respect of the exercise. A subsequent disposition of shares acquired upon the exercise of a Non-qualified Stock Option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

   STOCK APPRECIATION RIGHTS

        There are no federal income tax consequences either to the grantee or the Company upon the grant of SARs. The amount of any cash (or the fair market value of any Common Shares) received by the holder upon the exercise of SARs under the Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction of such amount.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH IN THIS SECTION IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX CONSEQUENCES. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND

   ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE
   DISCUSSION. PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE EFFECT OF FOREIGN, STATE AND LOCAL TAXES.



                           LIMITATION OF LIABILITY

   Neither Newell, Rubbermaid, its agent (including Newell or Rubbermaid if it is acting as such) in administering the Plan, nor the agent shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   Newell intends to use any net proceeds from the issuance of its common stock in connection with a participant's exercise of an option under the Plan for general corporate purposes.

                            PLAN OF DISTRIBUTION

   The common stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the issuance of common stock in connection with the exercise of a stock option or stock appreciation right or the attainment of certain pre-established performance goals.

                        DESCRIPTION OF COMMON SHARES

   Newell's certificate of incorporation authorizes the issuance of 400,000,000 shares of Common Stock, of which 162,728,371 were issued and outstanding on February 8, 1999. The description of the Common Stock is incorporated by reference into this Prospectus. See "Incorporation of Information by Reference" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements of Newell set forth in Newell's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent accountants, as stated in their report dated January 27, 1999 included in the Form
   10-K and incorporated by reference in this document. Those consolidated financial statements have been incorporated by reference in this document and in reliance upon Arthur Andersen LLP's report given upon the authority of that firm as experts in accounting and auditing.

                                LEGAL MATTERS

   Certain legal matters in connection with the Common Stock offered hereby have been passed upon for Newell by Schiff Hardin & Waite, Chicago, Illinois. Schiff Hardin & Waite has advised Newell that a member of the firm participating in the representation of Newell owns approximately 3,900 shares of Newell common stock.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . .  $  0
        Legal fees and expenses  . . . . . . . . . . . . . . . .  $25,000
        Accounting fees and expenses . . . . . . . . . . . . . .  $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  $15,000

                       Total . . . . . . . . . . . . . . . . . .  $45,000

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell's Charter contains a provision which eliminates directors' personal liability as set forth above.

        The Charter and the Bylaws of Newell provide in effect that Newell shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances.

        Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys'
   fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections
   (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Newell has in effect insurance policies for general officers' and directors' liability insurance covering all of Newell's officers and directors. Newell also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in Newell's indemnification policy.

        Pursuant to an Agreement and Plan of Merger by and between Newell Co., Rooster Company and Rubbermaid Incorporated dated as of October

   20, 1998 (the "Merger Agreement"), Newell will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the Effective Time (as defined in the Merger Agreement), an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement. In addition, from and after the Effective Time, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under the Charter and the Bylaws of Newell, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

        Additionally, for six years after the Effective Time, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of Newell's Board, for a cost up to but not exceeding such amount.

        For six years after the Effective Time, Newell will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

   ITEM 16.  EXHIBITS.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   ITEM 17.  UNDERTAKINGS.

        (a)  Newell hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rang may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on form s-3, form s-8 or form f-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Newell pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Newell hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Newell's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Newell pursuant to the foregoing provisions, or otherwise, Newell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Newell of expenses incurred or paid by a director, officer or controlling person of Newell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Newell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on the 10th day of March, 1999.

                                      NEWELL CO.


                                      By: /s/ Dale L. Matschullat
                                          ------------------------------
                                           Dale L. Matschullat
                                           Vice President - General

   Counsel

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                                          Title                             Date
              ---------                                          -----                             ----

     *John J. McDonough                         Vice Chairman and Chief
     -------------------------------            Executive Officer (Principal
              John J. McDonough                 Executive Officer) and Director


     *Thomas A. Ferguson, Jr.                   President and Chief
     -------------------------------            Operating Officer and Director
              Thomas A. Ferguson, Jr.


     *Donald L. Krause                          Senior Vice President - Corporate
     -------------------------------            Controller (Principal Accounting
              Donald L. Krause                  Officer)


     *William T. Alldredge                      Vice President - Finance
     -------------------------------            (Principal Financial Officer)
              William T. Alldredge

     *William P. Sovey                          Chairman of the Board of
     -------------------------------            Directors
              William P. Sovey


     *Alton F. Doody                            Director
     -------------------------------
              Alton F. Doody




     *Gary H. Driggs                            Director
     -------------------------------
              Gary H. Driggs


     *Daniel C. Ferguson                        Director
     -------------------------------
              Daniel C. Ferguson


     *Robert L. Katz                            Director
     -------------------------------
              Robert L. Katz


     *Elizabeth Cuthbert Millett                Director
     ----------------------------------
              Elizabeth Cuthbert Millett


     *Cynthia A. Montgomery                     Director
     --------------------------------
              Cynthia A. Montgomery


     *Allan P. Newell                           Director
     --------------------------------
              Allan P. Newell


     *Henry B. Pearsall                         Director
     --------------------------------
              Henry B. Pearsall







     *By:     /s/ Dale L. Matschullat                        March 10, 1999
              -------------------------------
              Dale L. Matschullat
              Attorney-in-Fact

                              INDEX TO EXHIBITS

         Exhibit
         Number             Exhibit
         ------             -------

         2* Agreement and Plan of Merger dated as of October 20, 1998, among Newell, Rubbermaid and Rooster Company (incorporated by reference to Annex A to the joint proxy statement/prospectus contained in Newell's Registration Statement on Form S-4 (File No. 333-71747) effective February 4, 1999.


         4.1      Rubbermaid Incorporated Amended and Restated
                  1989 Stock Incentive and Option Plan.

        4.2* Rights Agreement, dated as of August 6, 1998, between Newell and First Chicago Trust Company of New York (incorporated by reference to Exhibit I to Newell's Registration Statement on Form 8-A12B (Reg. No. 1-09608), filed with the Commission on August 28, 1998).

        5.1*      Opinion of Schiff Hardin & Waite.

         5.2      Supplemental Opinion of Schiff Hardin &
                  Waite.

        23.1*     Consent of Arthur Andersen LLP.


        23.2      Supplemental Consent of Arthur Andersen LLP.

        23.3* Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5.1 in this Registration Statement).

        23.4      Supplemental Consent of Schiff Hardin &
                  Waite (included in its opinion filed as
                  Exhibit 5.2 in this Registration Statement).

         24*      Power of Attorney (set forth on the
                  signature page of the S-4 Registration
                  Statement).


   -------------------

   *    Previously filed.